From: Jay Furrow [mailto:jay@jfjholdings.com]
Sent: Monday, July 23, 2007 12:46 PM
To: mcrossman@innovogroup.com
Subject: Resignation

Marc,

Please accept this email as my official resignation from the Innovo Group Inc. Board of Directors as of Monday, July 23, 2007.

Best regards,

Samuel Joseph Furrow, Jr.